MAM Software Group, Inc. Submits Rule 10b-17 Notification on Forward/Reverse Stock Split

Barnsley, England, March 16, 2011, MAM Software Group, Incorporated (OTCBB: MAMS), a software, information, and related services company in the automotive aftermarket sector, has given notice to the Financial Industry Regulatory Authority, (FINRA), pursuant to Rule 10b-17 of the Securities and Exchange Act of 1934, that effective March 24, 2011 at 6:00 p.m. Eastern time, the company will effect a reverse split of its issued and outstanding common stock on the basis of one share of common stock to be issued for each 100 shares issued and outstanding, and that, immediately after the reverse split, at 6:01 p.m. Eastern time, the company will effect a forward split of its issued and outstanding common stock on the basis of 10 shares of common stock to be issued for each share issued and outstanding.

There are approximately 139,153,000 shares of the company's common stock currently issued and outstanding.  Once both the reverse and forward splits are effected, there will be approximately 13,915,300 shares of common stock issued and outstanding, without taking in consideration the rounding up of fractional shares.  Holders of less than one share after the reverse split will be paid cash in exchange for their fractional shares.  One whole share will be issued in place of each fractional share that results from the forward split.

Either new certificates of common stock will be issued or cash payments will be made in connection with the reverse/forward split; in either case, record shareholders will be requested to return their share certificates by mail in order to receive new certificates or cash payments, as applicable.

At the 2011 annual meeting of shareholders held on February 18, 2011, the holders of a majority of the company's common stock approved an authorization for the company’s Board of Directors, at its discretion, to effect a reverse stock split of the company’s common stock at a ratio of between 2-to-1 and 100-to-1 with the exact exchange ratio to be determined by the Board, in its sole discretion, and immediately thereafter, to effect a forward split of the Corporation’s outstanding common stock, at an exchange ratio ranging between 1-to-2 and 1-to-50, with the exact exchange ratio to be determined by the Board in its sole discretion.

The authorization was approved with 93,885,407 shares voted in favor, 110,170 shares voted against and 4,356 shares abstained. With over 67% of the outstanding common stock voting in favor, the proposal was approved.

As stated in the proxy statement for the annual meeting of shareholders, MAM's Board of Directors proposed the authorization for the reverse split with the belief that it may increase the trading price of the common stock.  An increase in the price of the common stock should, in turn, generate greater investor interest in the common stock, thereby enhancing the marketability of the common stock to the financial community.  In addition, the resulting reduction in the number of issued and outstanding shares of common stock will provide the company with additional authorized but un-issued shares which could be utilized for future financing, acquisitions or mergers or to otherwise carry out the company's business objectives.

Maple Park, Maple Court
Tankersley, S75 3DP UK
Tel : +44 (0) 1244 311794

About MAM Software Group, Inc.
MAM Software Group, Inc. (OTC Bulletin Board: MAMS) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit http://www.mamsoftwaregroup.com/.

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer 610-336-9045 ext. 240

Maple Park, Maple Court
Tankersley, S75 3DP UK
Tel : +44 (0) 1244 311794